UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): February 6, 1998



                               -------------------



                        AMERICAN STANDARD COMPANIES INC.
             (Exact name of registrant as specified in its charter)



     Delaware                         1-11415               13-3465896
(State or other jurisdiction of   (Commission File No.)  (I.R.S. Employer
 incorporation or organization)                         Identification No.)


        One Centennial Avenue, P.O. Box 6820, Piscataway, NJ 08855-6820
              (Address of principal executive offices) (Zip Code)

       Registrant's Telephone Number, including area code: (732)980-6000

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ITEM 5. OTHER EVENTS

Adoption of New Accounting Pronouncement:

         Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), which simplifies the standards for computing earnings per share, requires the presentation of basic and diluted per share amounts on the income statement and requires the restatement of all prior periods presented. Adoption of FAS 128 did not have a significant effect on previously reported per share amounts. By press release dated February 3, 1998, the Company announced its earnings for the quarter and full year ended December 31, 1997, with per share amounts for all periods presented in conformity with FAS 128. Such press release has been filed as an exhibit to a Current Report on Form 8-K dated February 8, 1998.

     The Company completed an initial public offering of its common stock in February 1995, and in conjunction therewith granted stock options. Prior thereto the Company had a simple capital structure with no securities constituting common stock equivalents. Therefore, for the years 1992, 1993 and 1994 (all of which resulted in net losses), the previously reported loss per share for each of those years would be unchanged under FAS 128, with basic and diluted amounts being the same. For 1995, the previously reported income before extraordinary item of $1.90 per share would be restated to report basic and diluted earnings before extraordinary item of $1.90 and $1.87 per share, respectively; net income per share of $1.50 would be restated to report basic and diluted earnings per share of $1.50 and $1.47, respectively. Basic earnings per share for all quarters of 1995 are equal to the previously reported earnings per share. Diluted earnings per share for the first and fourth quarters of 1995 are equal to basic earnings per share for such quarters, while for each of the second and third quarters of 1995 diluted earnings per share are $.01 lower than basic earnings per share. Similarly, for the second, third and fourth quarters of 1996, diluted earnings per share are, respectively, $.01, $.02 and $.01 lower than basic earnings per share.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                AMERICAN STANDARD COMPANIES INC.


                                             G. Ronald Simon____________________
                                            Title: Vice President and Controller




DATE: February 10, 1998